Exhibit 99.1

VIVUS Announces Settlement with Actavis on Qsymia® Patent Litigation

CAMPBELL, CA — July 5, 2017 — VIVUS, Inc. (NASDAQ: VVUS) announced today that it has entered into a settlement agreement with Actavis Laboratories FL (Actavis) resolving patent litigation related to Qsymia® (phentermine and topiramate extended-release) capsules CIV.  The litigation, which has been pending in the U.S. District Court for the District of New Jersey since 2014, resulted from the submission by Actavis of an Abbreviated New Drug Application to the U.S. Food and Drug Administration seeking approval to market generic versions of Qsymia.  The settlement agreement permits Actavis to begin selling a generic version of Qsymia on December 1, 2024, or earlier under certain circumstances.  In the event of a launch earlier than December 1, 2024, VIVUS will receive a royalty on sales of the generic version of Qsymia.

“We are pleased to have this litigation resolved and remain confident in the strength of our intellectual property for Qsymia and our other products and technologies,” said Seth H. Z. Fischer, VIVUS’ Chief Executive Officer. “We will continue to defend our existing patents, and intend to further expand our portfolio of intellectual property as we innovate therapies that advance treatment for patients with serious unmet medical needs.”

As required by law, VIVUS and Actavis will submit the settlement agreement to the U.S. Federal Trade Commission and the U.S. Department of Justice for review. Similar patent litigation brought by VIVUS against Dr. Reddy’s Laboratories, S.A. and Dr. Reddy’s Laboratories, Inc. remains pending in the U.S. District Court for the District of New Jersey.

About Qsymia

Qsymia is approved in the United States and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors; or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; risks and uncertainties related to our ability to protect our intellectual property and litigation in which we are involved or may become involved; and risks and uncertainties related to our ability to continue to identify, acquire and develop innovative investigational drug candidates and drugs. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2016 as filed on March 8, 2017 and as amended by the Form 10-K/A filed on April 26, 2017, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	Matthew Ventimiglia
Chief Financial Officer	Associate Director
oki@vivus.com	mventimiglia@lazarpartners.com
650-934-5200	212-599-1265